Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2024 relating to the financial statements of Tennant Company and the effectiveness of Tennant Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tennant Company for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
May 3, 2024